PROSPECTUS SUPPLEMENT
             (to Prospectus dated January 15, 1997)


          Registration Nos. 333-16307 and 333-16307-01
            Filed Pursuant to Rules 424(b)(3) and (c)


        4,025,000 Trust Convertible Preferred Securities


                     VANSTAR FINANCING TRUST
          6-3/4% Trust Convertible Preferred Securities
         (Liquidation Amount $50 per Preferred Security)
      guaranteed by, and convertible into Common Stock of,
                       VANSTAR CORPORATION

                       -------------------

     This Prospectus Supplement supplements and amends the Prospectus dated January 15, 1997 (the "Prospectus") relating to the 6-3/4% Trust Convertible Preferred Securities (the "Preferred Securities") which represent preferred undivided beneficial ownership interests in the assets of Vanstar Financing Trust, a statutory business trust formed under the laws of the State of Delaware, and the shares of common stock, par value $.001 per share (the "Company Common Stock"), of Vanstar Corporation, a Delaware corporation, issuable upon conversion of the Preferred Securities. All capitalized terms used but not otherwise defined in this Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

     Following their original issuance by the Trust, the Preferred Securities have been resold by the Initial Purchasers and subsequent purchasers thereof to qualified institutional buyers in transactions exempt from registration under Rule 144A promulgated under the Securities Act. The Preferred Securities have been and will remain eligible for resale on the PORTAL Market. However, Preferred Securities resold pursuant to this Prospectus will no longer be eligible for trading on the PORTAL Market. The Company and the Trust do not currently intend to list the Preferred Securities resold pursuant to this Prospectus on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Preferred Securities resold under this Prospectus. See "Risk Factors - Absence of Public Market for the Preferred Securities on Resale" in the Prospectus.

     Neither the Company nor the Trust will receive any of the proceeds from the sale of the Preferred Securities by the Selling
Holders. Expenses of preparing and filing the Registration
Statement, the Prospectus, this Prospectus Supplement and all other prospectus supplements are borne by the Company.

     The Prospectus, together with this Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Preferred Securities and the Company Common Stock issuable upon conversion of the Preferred Securities. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE
"RISK FACTORS" BEGINNING ON PAGE 13 OF THE PROSPECTUS.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR
      DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
         ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
              TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 6, 1997.

     The Prospectus is hereby amended to add the following information to the end of the Section of the Prospectus entitled
"Selling Holders":

     The following table sets forth the name of each Selling Holder and the type and number of Offered Securities that may be offered by each. The number of Offered Securities that may be actually sold by each of the Selling Holders will be determined by each Selling Holder, and may depend upon a number of factors, including, among other things, the market price of the Company Common Stock. Because each of the Selling Holders may offer all, some or none of the Preferred Securities that each holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Preferred Securities that will be held by each of the Selling Holders upon termination of this offering. See "Plan of Distribution." The table below sets forth information as of February 6, 1997 concerning beneficial ownership of the Preferred Securities of each of the Selling Holders. All information concerning beneficial ownership has been furnished by the Selling Holders.





                                                  Preferred Securities
                                                 Owned Before Offering                  No. of Preferred
                                              ------------------------------          Securities Offered in
     Name of Selling Holder                    Number            Percent(1)               the Offering
     ----------------------                  ----------          ---------           ----------------------

1.   Robertson, Stephens & Co. LLP (2           77,250              1.9%                     77,250
2.   Alpine Associates                          70,000              1.7                      70,000
3.   McMahan Securities Co. L.P.                10,000               *                       10,000
4.   Carrigaholt Capital (Bermuda) L.P          17,500               *                       17,500
5.   The Class 1C Company, Ltd.                 17,500               *                       17,500
6.   Donaldson, Lufkin & Jenrette
        Securities Corporation (3)             282,000              7.0                     282,000
7.   Lipper Convertibles, L.P.                  20,000               *                       20,000
8.   Offshore Strategies                        41,000              1.0                      41,000
9.   Laterman Strategies 90's LLC               29,050               *                       29,050
10.  Laterman and Co.                            4,450               *                        4,450
11.  OCM Convertible Trust                      78,100              1.9                      78,100
12.  OCM Convertible Limited Partnership         4,600               *                        4,600
13.  Delta Airlines Master Trust                53,900              1.3                      53,900
14.  State Employees Retirement Fund of the
        State of Delaware                       19,400               *                       19,400
15.  State of Connecticut Combined
        Investment Funds                        60,400              1.5                      60,400
16.  Vanguard Convertible Securities
        Fund, Inc.                              44,000              1.1                      44,000
17.  Hughes Aircraft Company Master
        Retirement Trust                        24,000               *                       24,000
18.  The TCW Group, Inc.                       215,600              5.4                     215,600
19.  Triton Capital Holdings                    10,000               *                       10,000
20.  JMG Convertible Investments LLP            31,500               *                       31,500
21.  Swiss Bank Corporation - London Branch     21,500               *                       21,500
22.  Forum Capital Markets LP                   25,000               *                       25,000
23.  Ramius Fund, Ltd.                          12,000               *                       12,000
24.  Palladin Partners, L.P.                     2,000               *                        2,000
25.  Glen Eagles Fund Ltd.                      12,000               *                       12,000
26.  Colonial Penn Life Insurance Co.            1,000               *                        1,000
27.  Colonial Penn Insurance Co.                 1,000               *                        1,000
28.  Gershon Partners, L.P.                      2,000               *                        2,000
29.  United National Life Insurance              1,665               *                        1,665
30.  Lincoln National Life Insurance            88,910              2.2                      88,910
31.  Lincoln National Convertible
        Securities Fund                         34,935               *                       34,935
32.  Weirton Trust                               9,490               *                        9,490
33.  Hillside Capital Incorporated
        Corporate Account                        2,600               *                        2,600
34.  Thermo Electron Balance
        Investment Fund                          7,000               *                        7,000
35.  General Motors Employees Domestic
        Group Trust                            140,000              3.5                     140,000
36.  Defined Benefit Plan of ICI
        American Holdings, Inc.                  9,200               *                        9,200
37.  First Church of Christ,
        Scientist-Endowment.                     2,500               *                        2,500
38.  Christian Science Trustees for
        Gifts and Endowments                     2,500               *                        2,500
39.  Defined Benefit Plans of
        Zeneca Holdings, Inc.                    6,200               *                        6,200
40.  Delaware State Employees
        Retirement Fund                         30,000               *                       30,000
41.  Motors Insurance Corp.                     10,000               *                       10,000
42.  General Motors Hourly Rate Employees
        Pension Plan. General Motors
        Retirement Program for Salaried
        Employees                              150,000              3.7                     150,000
43.  Employers Reinsurance Corp                 30,000               *                       30,000
44.  American Investors Life Insurance
        Company, Inc.                           25,000               *                       25,000
45.  Reliant Trading                            99,220              2.5                      99,220
46.  Sheperd Trading Limited                   142,780              3.5                     142,780
                                             ---------             -----                  ---------
          TOTAL                              1,978,750             49.2%                  1,978,750
                                             =========             =====                  =========

-----------------------------------
*    Represents less than one percent.
(1) Percentage indicated is based upon 4,025,000 Preferred Securities outstanding on February 6, 1997.
(2) Robertson, Stephens & Company LLC, an affiliate of Robertson, Stephens & Co. LLP ("Robertson, Stephens"), has in the past provided to the Company and/or its affiliates investment banking and/or investment advisory services including (i) acting as lead Initial Purchaser in the Original Offering and the Over-Allotment Offering and (ii) acting as lead underwriter in the Company's initial public offering occurring March 11, 1996 (the "IPO"). In each case, Robertson, Stephens has received only customary fees in connection with the provision of such services.
(3) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") has in the past provided to the Company and/or its affiliates investment banking and/or investment advisory services including (i) participation in the underwriting syndicate in the Company's IPO, (ii) acting as one of the Initial Purchasers in the Original Offering and the Over-Allotment Offering and (iii) acting as the exclusive agent to, and financial advisor of, the Company in connection with the Securitization Facility. See "Recent Developments - Securitization Facility" in the Prospectus. In each case, DLJ has received only customary fees in connection with the provision of such services. In addition, DLJ executed an agreement with the Company on May 24, 1996 granting DLJ the right to receive an aggregate of $20 million in payments during May, June and July of 1997 out of the amounts collected from receivables owed to the Company by Merisel FAB under the distribution and services agreements dated as of January 31, 1994, as amended, between the Company and Merisel. DLJ paid the Company $15.6 million for the right to receive these payments. See "Recent Developments - Agreement with Donaldson, Lufkin & Jenrette for Payment against Merisel Receivables" in the Prospectus.

Except as set forth above, none of the other Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Trust or the Company or any of their predecessors or affiliates.

     The Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Preferred Securities since the date on which they provided the information regarding their Preferred Securities in transactions exempt from the registration requirements of the Securities Act. None of the above listed Selling Holders has converted any of the Preferred Securities into shares of Company Common Stock. See "Description of Preferred Securities - Conversion Rights" in the Prospectus. Additional Selling Holders or other information concerning the above listed Selling Holders may be set forth from time to time in additional prospectus supplements.